Jonathan Marx
President
ISP Channel, Inc.

Dear Jonathan:

This letter represents an update to, and replaces the letter signed by you on October 6, 2000. First, the plan in that letter has been approved by the Board of Directors of SoftNet Systems Inc., and will be paid to you by SoftNet Systems Inc. Second, we have determined that ISP Channel will not be sold, so we are eliminating that portion of the Incentive Retention Bonus. Finally, we have determined the definition of "economically successful conclusion" and will outline that here.

In light of the current events surrounding the future of ISP Channel, Inc., we have developed an enhanced retention bonus program. We expect the ISP Channel to be closed, with a target date of January 31, 2001. The date may be later depending on final arrangements. During this transition period, it is critical that we continue to service our existing customers and operate the ISP Channel consistent with the dual goal of economically successful conclusion and developing agreements with our cable operators and vendors. For that reason we are putting in place a Retention Bonus Program for you. The Retention Bonus is additional pay, equal to a minimum of $105,000. You are eligible for an additional Incentive Retention Bonus of up to $535,000, based upon your performance and participation in accomplishing an economically successful conclusion. This Retention Bonus and Incentive Retention Bonus will be paid to you 30 days after the completion of closing of the company but no later than February 28, 2001, providing you do not voluntarily resign or are terminated for cause.

"Economically successful conclusion" has been defined as the cash flow required to run and close ISP Channel beginning October 1, 2000, the beginning of our fiscal year. That amount must not exceed $30,000,000 in Cash Flow. Cash flow shall be defined as a) the traditional P&L and Capital items reported by ISP Channel, including Revenue less Operating Expenses, less Capital Spending, and
b) less the disposition of ISP Channel's Balance Sheet.

Disposition of ISP Channel's Balance Sheet shall be defined using the Balance Sheet for the ISP Channel as presented on 11/7/00. It showed Assets of $81.9 million and Liabilities of $28.1 million. These assets must be written off, transferred or sold. The liabilities must be reduced, reassigned to SoftNet or paid.

The 11/7/00 Estimate of Cash Flow for the ISP Channel includes $9.8 million losses in operations that we developed together as a budget, $8.3 million we proposed and approved for retention and severance of employees, $26.7 million in liabilities to be paid off, and potential incoming cash from sale of assets of $20.6 million, totaling a potential negative Cash Flow of $24.1 million. All these numbers are at risk. You are being incented to assure that ISP Channel does not spend more than $30 million in negative Cash Flow.

As always there are conditions and limitations. First, any financial arrangements for collection of cash or spending of cash beyond January 31, 2001, will be present valued to January 31, so that we account fully for the close of ISP Channel. This valuing will include a discounting for time and risk. It is therefore best for all of us to conclude cash collections and payments as much as possible before January 31, so that future Cash Flow is not discounted. Second, we will not include the financial effects of the $4.5 million settlement with Mediacom, as that is a SoftNet Senior Management decision. Third, we will get credit for all equipment and fixtures sold or leased to third parties, or transferred at Book Value to SoftNet or one of its divisions. Fourth, we know that accountants are examining the ISP Channel and SoftNet Balance Sheets, and some of the assets and/or liabilities will be reassigned among Divisions and Corporate, and that we at ISP Channel are responsible for the disposition of current and changed assets and liabilities. Finally, ISP Channel is responsible for the outcome of all other eventualities in determining whether we hit our financial target of less than $30 million negative Cash Flow. This includes telephony termination charges, other lawsuits, and all other items. These other eventualities are the responsibility of our management team to manage.

Your incentive is defined as follows. If ISP Channel Cash Flow is $30 million or more, you get your Incentive Retention Bonus minimum of $105,000 as stated above. If ISP Channel Cash Flow is $30 million or below, you get 40% of your Incentive Retention Bonus of $535,000. For every $500,000 in Cash Flow below $30 million, measured to the nearest $500,000, you will receive $26,750. You will earn your 100% Incentive Retention Bonus if ISP Channel achieves negative Cash Flow of only $24 million. Your Incentive Retention Bonus will continue to grow at $26,750 for every $500,000 below $24 million. We want to incent you to reduce negative Cash Flow as much as possible, with a significant portion of your incentive at $30 million.

To provide for an orderly transition and for your financial protection, we have also put in place a Special Severance Benefit. This benefit is in addition to the Retention Bonus and is equal to twenty-four (24) months of your base pay. You will be eligible for this benefit for any of the following reasons:

     |_| Your position is eliminated as a result of the sale or close of the company and are not offered employment at SoftNet Systems, Inc., or the acquiring company.

     |_| You are offered a comparable position at SoftNet Systems Inc or any of its subsidiaries and are still employed after 6 months.

     |_| You are offered a comparable position with the acquiring company and are still employed after 6 months. Severance Benefits will be paid to you within two weeks of your termination as a result of your position being eliminated as stated in #1 above, or by June 30, 2001 if you accept employment with either the acquiring company or with SoftNet Systems Inc. or any of it's subsidiaries.

This letter does not alter any other terms of your employment with SoftNet Systems, Inc., including your "at will" status.


Sincerely


Garrett Girvan
Chairman & CEO




I understand, agree and accept the above,

_______________________________________     Date  _______________
Jonathan Marx